Exhibit 99.1

RISK FACTORS

The following are updates to risk factors that were previously disclosed by the Partnership in its Annual Report on Form 10-K to reflect the Partnership’s conversion from a Delaware limited partnership to a Texas limited partnership. These risk factors should be read in conjunction with the risk factors described in “Part I – Item 1A. Risk Factors” of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 19, 2026.

Unitholders may have liability to repay distributions.

Under certain circumstances, Unitholders may have to repay us amounts wrongfully distributed to them. Under Texas law, we may not make a distribution to Unitholders if the distribution causes our liabilities to exceed the fair value of our assets. Liabilities to partners on account of their partnership interests and non-recourse liabilities are not counted for purposes of determining whether a distribution is permitted. Texas law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated Texas law, will be liable to the limited partnership for the distribution amount for two years from the distribution date.

Unitholders may not have limited liability if a court finds that limited partner actions constitute control of our business.

Under Texas law, unitholders could be held liable for our obligations to the same extent as a general partner if a court determined that the right of limited partners to remove our general partner or to take other action under the Partnership Agreement constituted participation in the “control” of our business. Additionally, under Texas law, our general partner has unlimited liability for the obligations of Energy Transfer, such as our debts and environmental liabilities, except for those contractual obligations of Energy Transfer that are expressly made without recourse to the general partner.

The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the states in which we do business. Unitholders could have unlimited liability for obligations of the Partnership if a court or government agency determined that (i) we were conducting business in a state, but had not complied with that particular state’s partnership statute; or (ii) a Unitholder’s right to act with other Unitholders to remove or replace our general partner, to approve some amendments to our Partnership Agreement or to take other actions under the Partnership Agreement constituted “control” of our business.

Our tax treatment depends on our continuing status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation. If the IRS were to treat us and our subsidiaries, including Sunoco LP and USAC as a corporation for federal income tax purposes or if we, Sunoco LP or USAC become subject to a material amount of entity-level taxation for state tax purposes, then our cash available for distribution would be substantially reduced.

The anticipated after-tax economic benefit of an investment in our units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this matter. The value of our investments in Sunoco LP and USAC, depend largely on Sunoco LP and USAC being treated as partnerships for federal income tax purposes. Despite the fact that we, Sunoco LP and USAC are each a limited partnership under Texas law, we would each be treated as a corporation for federal income tax purposes unless we satisfy a “qualifying income” requirement. Based upon our current operations and current Treasury Regulations, we believe we, Sunoco LP and USAC satisfy the qualifying income requirement. Failing to meet the qualifying income requirement or a change in current law could cause us, Sunoco LP or USAC to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

If we, Sunoco LP or USAC were treated as a corporation for federal income tax purposes, we would pay federal income tax at the corporate tax rate and we would likely pay additional state income taxes at varying rates. Distributions to Unitholders would generally be taxed again as corporate distributions, and none of our income, gains, losses or deductions would flow through to Unitholders. Because a tax would be imposed upon us as a corporation, our cash available for distribution to Unitholders would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the Unitholders, likely causing a substantial reduction in the value of our units.

At the state level, several states have been evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise, or other forms of taxation. We currently own property or conduct business in many states that impose a margin or franchise tax. In the future, we may expand our operations. Imposition of a similar tax on us in the jurisdictions in which we operate or in other jurisdictions to which we may expand could substantially reduce our cash available for distribution to our Unitholders. Our Partnership Agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for U.S. federal, state, local or foreign income tax purposes, the target distribution amounts may be adjusted to reflect the impact of that law or interpretation on us.